Exhibit 5.1

May 3, 2005

Angela Du, President
China Mobility Solutions, Inc.
900-789 West Pender Street
Vancouver, B.C., Canada V6C 1H2

Dear Ms. Du:

Re:            Registration Statement on Form S-8

                             We are special counsel to China Mobility Solutions, Inc. (the "Company"), a corporation incorporated under the laws of the State of Florida. In such capacity, we have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 3,500,000 share purchase options (each an "Option") and the common shares in the capital of the Company underlying those Options (each, a "Share"), all of which may be granted or issued, as the case may be, pursuant to the Company's 2005 Stock Option Plan (the "2005 Plan").

                             We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

                             Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Option to be granted by the Company, if validly granted pursuant to the 2005 Plan and an Option Agreement on the Company's form, will be validly granted and, upon the valid exercise of those Options pursuant to the 2005 Plan and the Option Agreement, each Share to be issued by the Company and sold pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

                             This opinion letter is limited to the current federal laws of the United States as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                             This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933 , as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,
STONE ROSENBLATT & CHA
Per:
/s/ Stone Rosenblatt & Cha